Exhibit 99.1

[Harbor Global Company Ltd. letterhead]

FOR IMMEDIATE RELEASE	CONTACT: Donald H. Hunter
617-878-1600

HARBOR GLOBAL COMPANY LTD. REPORTS EARNINGS FOR THE

FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2003

Boston, Massachusetts, March 2, 2004. Harbor Global Company Ltd. (OTC BB:HRBG) reported net income of $7.8 million ($1.39 per share) as compared to net income of $1.1 million ($0.20 per share) in 2002. Net income from continuing operations was $7.8 million ($1.39 per share) in 2003 compared to $0.7 million ($0.12 per share) in 2002. The $7.1 million increase in net income from continuing operations was attributable principally to:

•	higher realized portfolio gains of $5.8 million from the Russian real estate management and investment management operations;

•	a $1.3 million gain from the early settlement of the Company’s note payable to Pioneer Investment Management USA Inc.;

•	gains aggregating $1.2 million associated with the receipt of a supplemental payment from Ashanti Goldfields Teberebie Limited (“Ashanti”) linked to gold prices and production levels followed by the sale to HSBC Bank USA of the Company’s right to receive further supplemental payments from Ashanti related to the sale by Pioneer Goldfields II Limited, a wholly-owned subsidiary of the Company, of its gold mining operations in Ghana to Ashanti during 2000;

•	$0.6 million increase in foreign exchange gains.

These increases were offset by lower interest income of $0.6 million due to the restructuring of the note receivable from Ashanti, management fees paid to Calypso Management LLC of $0.6 million associated with the second quarter 2003 distribution to shareholders and a $0.5 million restricted stock award. Income from discontinued timber operations for the year ended December 31, 2002 was $0.4 million ($0.08 per share).

During the fourth quarter of 2003, the Company reported net income of $3.9 million ($0.69 per share) compared with a net loss of $0.9 million ($0.16 per share) in 2002. The $4.8 million increase in income was attributable principally to a $4.4 million increase in realized portfolio gains and a $0.4 million increase in revenues due to higher management fee income from the Russian real estate management and investment management operations.

The following table details revenues and net income (loss) for the three and twelve months ended December 31, 2003 and 2002, respectively.

Harbor Global Company Ltd.

Consolidated Statements of Operations

(Dollars in Thousands Except Per Share Amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Revenues and sales:
Real estate rental revenue	$1,817	$1,909	$7,451	$7,714
Other revenue	1,259	741	3,151	1,999

Total revenues and sales	3,076	2,650	10,602	9,713

Costs and expenses:
Other operating	(4,149)	(4,854)	(16,027)	(15,930)

Total costs and expenses	(4,149)	(4,854)	(16,027)	(15,930)

Other income (expense):
Unrealized and realized gains on venture capital and marketable securities investments, net	11,173	1,341	24,813	12,002
Extinguishment of Note Payable	—	—	1,250	—
Early Settlement of Note Receivable	—	—	(191)	—
Gain on Sale of Gold Option	—	—	875	—
Interest Income	667	823	2,525	3,093

Total other income	11,840	2,164	29,272	15,095

Income (Loss) from continuing operations before provisions for income taxes and minority interest and equity loss on investment	10,767	(40)	23,847	8,878

Provision for income taxes	(2,726)	(712)	(6,470)	(3,866)

Income (Loss) from continuing operations before minority interest and equity loss on investment	8,041	(752)	17,377	5,012

Minority interest expense	(4,156)	(180)	(9,386)	(3,938)
Equity loss on venture capital investments	(10)	(17)	(154)	(415)

Income (Loss) from continuing operations before discontinued operations and extraordinary gains	3,875	(949)	7,837	659

Discontinued operations:
Gain on disposal	—	—	—	424

Net income (loss)	$3,875	$(949)	$7,837	$1,083

Basic and diluted earnings (loss) per share:
Continuing operations	$.69	$(.16)	$1.39	$.12
Discontinued operations	—	—	—	.08

Total basic and diluted earnings (loss) per share	$.69	$(.16)	$1.39	$.20

Weighted average basic and diluted shares outstanding	5,656,429	5,650,429	5,656,429	5,650,429

This press release, as well as future oral and written statements of Company management, contains forward-looking statements within the meaning of the federal securities laws. All forward-looking statements are based on currently available information and management expectations that involve substantial risks and uncertainties that could cause actual results to differ materially from the results expressed herein. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statement include, but are not limited to, the following: economic, political and regulatory stability in Russia and other emerging markets in which the Company operates; the success of our Russian real estate management operations; the Company’s limited history as an independent company; and the Company’s ability to retain key officers and managers. Additional information concerning potential factors that could affect future financial results is detailed from time to time in the Company’s periodic reports filed with the U.S. Securities and Exchange Commission.